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                                                                   EXHIBIT 10.30

October 21, 1999
Helen S. Kim
6125 Ruthland Road
Oakland, CA 94611
Dear Helen:

    On behalf of Onyx Pharmaceuticals, it is a great pleasure to offer you the position of Vice President, Business Development, reporting to me. In making this offer, we are expressing our enthusiastic support for the skills and commitment you bring to our exciting team. We are pleased to offer you the following:

SALARY: Your salary will be $225,000 per year. In addition, you will be paid a $25,000 sign-on bonus and be eligible for the management bonus plan. If you separate from the company voluntarily within six months from your date of hire, we expect that you will repay this sign-on bonus.

STOCK: Subject to approval by our Board of Directors, you will be granted 40,000 options to purchase Onyx shares at the market price on your start date. The options will be issued pursuant to the Company's standard Option Agreement. These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four-year vesting period.

BENEFITS: You will be eligible to participate in the Company's group insurance and benefits plans including:

 1. A choice of medical coverage provided by either Aetna US Healthcare or Kaiser Permanente and dental coverage provided by Delta Dental;

 2. Life insurance equal to two times your annual salary;

 3. Short-term and Long-term Disability;

 4. Vision plan;

 5. Flex-125 Cafeteria Plan including premiums and medical expense and dependent care reimbursement;

 6. Employee Stock Purchase Plan;

 7. The Onyx 401k Plan through Great-West Life;

 8. The tuition reimbursement program; and

 9. Membership in the Patelco Credit Union.

    You may also choose to have additional Voluntary Term Life for you and your eligible dependents deducted directly from your paycheck. You will accrue three weeks (120 hours) of vacation per year. Up to ten paid sick days (eighty hours) may be taken per year in the event of injury or illness, and there will be ten
(10) Company-designated, paid holidays per calendar year.

    This offer is contingent upon your signing our Proprietary Information Agreement and providing legally required evidence of your right to work in the United States.

    Onyx is an "at will" employer. This means that either you or Onyx may terminate your employment at any time, with or without cause. In addition, the employment terms of this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

    Should a change in control occur and the Company terminates your employment as a result of this change or other downsizing initiative, you will receive severance in the amount of six (6) months base salary. Change of control is defined as a transaction under which the existing shareholders of ONYX just
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prior to the transaction hold on aggregate less than 50% of the voting stock of the entity resulting from the transaction, whether by purchase, merger, reorganization, or sale of securities.

    Please indicate your acceptance of the terms of this employment offer by signing and dating one copy of this letter and returning it to me as soon as possible, but no later than November 3, 1999, the offer expiration date. One signed copy of the Proprietary Information Agreement should accompany your signed offer letter. Please bring the evidence of your right to work in the United States on your first day.

    We enthusiastically anticipate your joining our team. Should you have any questions regarding the provisions of employment, please do not hesitate to contact me or Mary Ann Rafferty, Vice President, Human Resources.

Sincerely,
/s/ HOLLINGS C. RENTON
Hollings C. Renton
President and Chief Executive Officer
cc: Mary Ann Rafferty
Enclosure
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I accepted Onyx Pharmaceutical's offer of employment on the terms stated.
/s/ HELEN KIM                                 10/26/99
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Accepted (signature)                               Date

           1/10/2000
Start Date
---------------------------------(if unsure, please estimate)